Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 8, 2006, relating to the financial statements of Breeze-Eastern Corporation and subsidiaries (formerly TransTechnology Corporation) (the “Company”), appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company and our report dated June 8, 2006 relating to the financial statement schedule of the Company appearing in Form 10-K/A-1 of the Company for the year ended March 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
January 31, 2007